                                                                    Exhibit 2(c)


                            ASSET PURCHASE AGREEMENT

                                 by and between

                             RUBY BROADCASTING, INC.

                                       and

                    REGENT BROADCASTING OF VICTORVILLE, INC.

                                TABLE OF CONTENTS
                                -----------------

                                                               PAGE
ARTICLE I - PURCHASE OF ASSETS                                 ----

         1.1      Transfer of Assets                             1
         1.2      Excluded Assets                                3


ARTICLE 2 ASSUMPTION OF OBLIGATIONS

         2.1      Assumption of Obligations                      4
         2.2      Retained Liabilities                           5


ARTICLE 3         CONSIDERATION

         3.1      Delivery of Consideration                      5
         3.2      Escrow Deposit                                 5
         3.3      Proration of Income and Expenses               6
         3.4      Allocation of Purchase Price                   7
         3.5      Adjustment for Barter                          7


ARTICLE 4 CLOSING

         4.1      Closing                                        7
         4.2      Time Brokerage Agreement                       8


ARTICLE 5 GOVERNMENTAL CONSENTS

         5.1      FCC Consent                                    8
         5.2      FCC Application                                8


ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER

         6.1      Organization and Standing                      9
         6.2      Authorization and Binding Obligation           9
         6.3      Qualification As Assignee                      9
         6.4      Absence of Conflicting Agreements or
                     Required Consents                           9
         6.5      Commissions or Finder's Fees                   9
         6.6      Litigation                                     9


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         6.7      Bankruptcy                                              10
         6.8      Committed Sources of Financing                          10


ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF SELLER

         7.1      Organization and Standing                               11
         7.2      Authorization and Binding Obligation                    11
         7.3      Absence of Conflicting Agreements or Required
                    Consents                                              11
         7.4      Government Authorizations                               11
         7.5      Compliance with FCC Regulations                         12
         7.6      Taxes                                                   12
         7.7      Personal Property                                       12
         7.8      Real Property                                           13
         7.9      Contracts                                               13
         7.10     Status of Contracts, etc.                               14
         7.11     Environmental                                           14
         7.12     Intellectual Property                                   14
         7.13     Financial Statements                                    15
         7.14     Personnel Information                                   15
         7.15     Litigation                                              16
         7.16     Compliance With Laws                                    16
         7.17     Employee Benefit Plans                                  16
         7.18     Commissions or Finder's Fees                            16
         7.19     Conduct of Business in Ordinary Course: Adverse
                    Change                                                16
         7.20     Instruments of Conveyance; Good Title                   16
         7.21     Undisclosed Liabilities                                 17
         7.22     Full Disclosure                                         17
         7.23     Bankruptcy                                              17


ARTICLE 8 COVENANTS OF BUYER

         8.1      Closing                                                 17
         8.2      Notification                                            17
         8.3      No Inconsistent Action                                  18


ARTICLE 9 COVENANTS OF SELLER

         9.1    Pre-Closing Covenants                                     18
         9.2    Notification                                              19
         9.3    No Inconsistent Action                                    20
         9.4    Closing                                                   20
         9.5    Other Items                                               20
         9.6    Exclusivity                                               20

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ARTICLE 10 JOINT COVENANTS

         10.1     Confidentiality                                         21
         10.2     Cooperation                                             21
         10.3     Control of Stations                                     21
         10.4     Consents to Assignment                                  22
         10.5     Filings                                                 22
         10.6     Bulk Sales Laws                                         22
         10.7     Employee Matters                                        22


ARTICLE 11 CONDITIONS OF CLOSING BY BUYER

         11.1     Representations, Warranties and Covenants               23
         11.2     Governmental Consents                                   23
         11.3     Governmental Authorizations                             23
         11.4     Adverse Proceedings                                     24
         11.5     Third-Party Consents                                    24
         11.6     Closing Documents                                       24
         11.7     Time Brokerage Agreement Compliance                     24
         11.8     No Adverse Change                                       24
         11.9     Closing on Topaz Merger Agreement                       24


ARTICLE 12 CONDITIONS OF CLOSING BY SELLER

         12.1     Representations, Warranties and Covenants               25
         12.2     Governmental Consents                                   25
         12.3     Adverse Proceedings                                     25
         12.4     Closing Documents                                       25
         12.5     Time Brokerage Agreement Compliance                     25
         12.6     Closing on Topaz Merger Agreement                       26

ARTICLE 13 TRANSFER TAXES; FEES AND EXPENSES

         13.1     Expenses                                                26
         13.2     Specific Charges                                        26

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ARTICLE 14 DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1     Seller's Documents                                     26
         14.2     Buyer's Documents                                      27


ARTICLE 15 SURVIVAL, INDEMNIFICATION, ETC.

         15.1     Survival of Representations, Etc                       28
         15.2     Indemnification                                        28
         15.3     Procedures: Third Party and Direct Indemnification
                    Claims                                               29


ARTICLE 16 TERMINATION RIGHTS

         16.1     Termination                                            30
         16.2     Liability                                              31
         16.3     Monetary Damages, Specific Performance and Other
                    Remedies                                             31
         16.4     Seller's Liquidated Damages                            31


ARTICLE 17 MISCELLANEOUS PROVISIONS

         17.1     Risk of Loss                                           33
         17.2     Certain Interpretive Matters and Definitions           33
         17.3     Further Assurances                                     33
         17.4     Preservation of Records                                34
         17.5     Benefit and Assignment                                 34
         17.6     Amendments                                             34
         17.7     Headings                                               34
         17.8     Governing Law                                          34
         17.9     Notices                                                35
         17.10    Counterparts                                           35
         17.11    No Third Party Beneficiaries                           36
         17.12    Severability                                           36
         17.13    Entire Agreement                                       36
         17.14    Disclosure                                             36





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         LIST OF SCHEDULES
         -----------------
         Schedule  1.2.9    Miscellaneous Excluded Assets
                   7.4      Stations Licenses, Etc.
                   7.7      Tangible Personal Property
                   7.8      Real Property
                   7.9      Contracts (including identification of
                              Material Contracts)
                   7.11     Environmental Matters
                   7.12     Intellectual Property
                   7.13     Financial Statements
                   7.14     Personnel Information
                   7.15     Litigation
                   7.16     Compliance With Laws
                   7.17     Employee Benefit Plans
                   A        Indemnification Escrow Agreement
                   B        Deposit Escrow Agreement
                   C        Time Brokerage Agreement
                   D        Assignment and Assumption Agreement






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                            ASSET PURCHASE AGREEMENT
                            ------------------------

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered this 17th day of December, 1997 by and between RUBY BROADCASTING, INC., a Delaware corporation (hereinafter referred to as "Seller") and REGENT BROADCASTING OF VICTORVILLE, INC., a Delaware corporation ("Buyer").

                                    RECITALS
                                    --------
        WHEREAS, Seller owns and operates radio stations KIXW (AM) and KZXY-FM licensed to Apple Valley, California (together the "Stations" and each individually, a "Station") pursuant to licenses issued by the Federal Communications Commission ("FCC"); and

        WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets and assume certain obligations associated with the ownership and operation of the Stations, all on the terms and subject to the conditions set forth herein; and

        WHEREAS, Buyer and Regent Communications, Inc. have entered into an Agreement of Merger of even date herewith with Topaz Broadcasting, Inc., a sister corporation and Affiliate of Seller (hereinafter the "Topaz Merger Agreement").

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I
                               PURCHASE OF ASSETS
                               ------------------

         1.1 TRANSFER OF ASSETS. On the terms and subject to the conditions hereof and subject to Section 1.2, on the Closing Date (as hereinafter defined), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of Seller's leasehold interest) by Seller as the case may be, wherever situated, which are used or held for use in the operation of the Stations (the "Stations Assets"), including but not limited to all of Seller's right, title and interest in and to the assets, properties, interests and rights described in this Section 1. 1:

                  1.1.1 all licenses, permits and other authorizations issued to Seller by any governmental or regulatory authority including without limitation those issued by the FCC (the licenses, permits and authorizations issued by the FCC are hereafter referred to as the "Stations Licenses") used or useful in connection with the operation of the Stations, including but not limited to those described in SCHEDULE 7.4, along with renewals or modifications of such items between the date hereof and the Closing Date but excluding any license listed on SCHEDULE 1.2.9;
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                  1.1.2 all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased (to the extent of Seller's leasehold interest) or held by Seller and used or useful in connection with the operations of the Stations, including but not limited to those items described or listed in SCHEDULE 7.7, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of Seller; provided, however, Seller agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $5,000 in the aggregate unless Seller has obtained the prior written approval of Buyer which shall not be unreasonably withheld;

                  1.1.3 subject to the prior assignment and assumption thereof pursuant to the Time Brokerage Agreement (as defined in Section 4.2 hereof) (i) all Time Sales Agreements and Trade Agreements (as defined in the Time Brokerage Agreement relating to the operation of the Stations), and (ii) all other contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations and which are listed in SCHEDULE 7.8 and SCHEDULE 7.9, together with (a) all contracts, agreements, leases and legal binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date in the ordinary course of business, consistent with past practices of Seller; (b) contracts, agreements, leases and legal binding contractual rights entered into or acquired by Seller between the date hereof and the Closing Date, which are not in the ordinary course of business and with respect to which the Buyer specifically consents in writing prior to Closing or agrees at Closing to assume; and (c) other miscellaneous contracts not uncommon to broadcast properties which do not exceed $100,000 of expenditures or revenues annually in the aggregate ("Miscellaneous Agreements") (collectively (i) and (ii) above are referred to herein as the "Contracts"); for the purpose of this Agreement, Contracts shall be deemed in the ordinary course of business if they are: (x) marked with the number one (1) on SCHEDULE 7.9 or (y) have a term not greater than twelve (12) months and payment obligations on behalf of the Seller that do not exceed $25,000 in the aggregate.

                1.1.4 all of Seller's rights in and to the call letters KZXY-FM and any variations thereof, as well as all of Seller's rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software, programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used or useful in connection with the operation of the Stations, including but not limited to those listed in SCHEDULE 7.12 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                  1.1.5 all programming materials and elements of whatever form or nature owned by Seller that are used or useful in connection with the operation of the Stations, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to Seller that are used or useful in connection with the operation of the Stations,

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

including all such programs, materials, elements and copyrights acquired by Seller between the date hereof and the Closing Date;

                1.1.6 all of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC and all written Contracts to be assigned hereunder, logs, software programs and books and records relating to employees, financial, accounting and operation matters, but excluding records relating solely to any Excluded Asset (as hereinafter defined);

                1.1.7 all of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

                1.1.8 the real property and fixtures thereon described in
Section 7.8 but excluding any real property and fixtures thereon listed on
SCHEDULE 1.2.9;

                1.1.9 subject to the prior assignment and assumption thereof pursuant to the Time Brokerage Agreement, all of Seller's rights in all accounts receivable from Time Sales Agreements and Trade Agreements relating to the sale of time on the Stations; and

                1.1.10 except for Excluded Assets, such other assets, properties, interests and rights owned by Seller that are located at the Stations' Facilities and used or useful in connection with the operation of the Stations.

        The Stations Assets shall be transferred to Buyer free and clear of all debts, security interests, mortgages, trusts, claims, pledges or other liens, liabilities, encumbrances or rights of third parties whatsoever ("Encumbrances"), except for Permitted Encumbrances, if any, as provided for in
Section 7.8.2, except as set forth in SCHEDULE 7.7.and SCHEDULE 7.8, and except for Assumed Liabilities.

         1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  1.2.1 all cash and cash equivalents of Seller on hand and/or in banks, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

                  1.2.2 all assets of the Seller that are used exclusively in connection with the operation of radio stations KIXW-FM, Lenwood, California and KIXF (FM), Baker, California, which radio stations are owned and operated by Turquoise Broadcasting, Inc., an Affiliate of Seller, and which are operated from the same location and with part of the same facilities as the Stations.

                  1.2.3 all real property owned by Seller and all tangible and intangible personal property of Seller not located at the Stations' facilities and not used by Seller in connection with the operation of the Stations;

                  1.2.4 subject to the limitation set forth in Section 1.1.2 of this Agreement, all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business consistent with the past practices of Seller between the date of this Agreement and the Closing Date;

                  1.2.5 all Contracts that have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller;

                  1.2.6 Seller's corporate minute books and records, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and duplicate copies of such records as are necessary to enable Seller to file its tax returns and reports, as well as any other records or materials relating to Seller generally and not involving or relating to the Stations Assets or the operation or operations of the Stations;

                  1.2.7 contracts of insurance, and any insurance proceeds or claims made by, Seller relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  1.2.8 all pension, profit sharing or cash or deferred (Section 401 (k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

                  1.2.9 any right, property or asset described in SCHEDULE 1.2.9; and

                  1.2.10 Seller's pending application with the FCC for a Construction Permit for a new radio station in Lenwood (Barstow), California, which application is not transferable under FCC rules and regulations.


                                    ARTICLE 2
                            ASSUMPTION OF OBLIGATIONS
                            -------------------------

        2.1 ASSUMPTION OF OBLIGATIONS. Subject to the provisions of this Section
2. 1, Section 2.2 and Section 3.3, on the Closing Date, and subject to any prior assumption under the Time Brokerage Agreement, Buyer shall assume the obligations of Seller arising or to be performed on and after the Closing Date (except to the extent such obligations represent liabilities for activities, events or transactions occurring, or conditions existing, on or prior to the Closing Date) under: (a) the Contracts; (b) all property taxes and other similar governmental charges on the Stations Assets; and (c) all Time Sales Agreements and Trade Agreements (subject to Section 3.5). All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities. "

        2.2 RETAINED LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly does not, and shall not, assume or agree to pay, satisfy, discharge or perform and will not be deemed by virtue of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of or in connection with the consummation of the transactions contemplated hereby or thereby, to have assumed or to have agreed to pay, satisfy, discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Liabilities. Seller will retain and pay, satisfy, discharge and perform in accordance with the terms thereof, all liabilities and obligations of the Seller, other than the Assumed Liabilities, including but not limited to, the obligation to assume, perform, satisfy or pay any liability, obligation, agreement, debt, charge, claim, judgment or expense incurred by or asserted against Seller related to taxes, environmental matters, pension or retirement plans or trusts, profit-sharing plans, employment contracts, employee benefits, severance of employees, product liability or warranty, negligence, contract breach or default, or other obligations, claims or judgments asserted against Buyer as successor in interest to Seller. All of such liabilities, obligations and commitments of Seller described in this Section 2.2 shall be referred to herein collectively as the "Retained Liabilities. "


                                    ARTICLE 3
                                  CONSIDERATION
                                  -------------

        3.1 DELIVERY OF CONSIDERATION. In consideration for the sale of the Stations Assets to Buyer, in addition to the assumption of certain obligations of Seller pursuant to Section 2.1 above, Buyer shall, at the Closing (as hereinafter defined), deliver to Seller Six Million Dollars ($6,000,000) by wire transfer of immediately available funds, subject to adjustment pursuant to the provisions of Section 3.2 and 3.3 below (the "Purchase Price"). Notwithstanding the foregoing, the parties agree that at the Closing, Buyer, Seller and Security Title & Guaranty Agency, Inc. as Escrow Agent (the "Indemnification Escrow Agent"), shall enter into an Indemnification Escrow Agreement in the form of
Schedule 22(b) to the Topaz Merger Agreement, pursuant to which Seller shall make an escrow deposit as provided therein, which deposit will be used to satisfy indemnification claims of Buyer pursuant to Section 15.2.1 hereof and under the Topaz Merger Agreement and which deposit shall otherwise be administered and released as specifically provided for in the Indemnification Escrow Agreement.

        3.2 ESCROW DEPOSIT. (a) Simultaneous with execution and delivery of this Agreement, Buyer, Seller and Security Title & Guaranty Agency, Inc. as Escrow Agent (the "Deposit Escrow Agent"), shall enter into a Deposit Escrow Agreement in the form of SCHEDULE A hereto (the "Deposit Escrow Agreement") pursuant to which Buyer shall deposit Four Hundred Thousand Dollars ($400,000.00) or deliver an irrevocable, stand-by letter of credit for such amount as a deposit on the full amount of the Purchase Price. Such amounts held in escrow shall be applied as set forth herein and in the Deposit Escrow Agreement.


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

                  (b) Pursuant to the terms of the Deposit Escrow Agreement, Buyer shall wire transfer Four Hundred Thousand Dollars ($400,000), or alternatively, deliver an irrevocable, stand-by letter of credit for such amount in form and substance acceptable to Seller, to an escrow account established pursuant to the Deposit Escrow Agreement (the "Escrow Deposit"). At the Closing, the Escrow Deposit if, in the form of cash, shall be applied to the Purchase Price to be paid to Seller and the interest accrued thereon shall be paid to Buyer, or if in the form of a letter of credit, shall be returned to Buyer. As more fully described in the Deposit Escrow Agreement: (a) in the event this Agreement is terminated because of Buyer's material breach of this Agreement and all other conditions to Closing that are within Seller's control are at such time satisfied or waived (other than such conditions as can reasonably be expected to be satisfied by the Closing), the Escrow Deposit shall be paid to or delivered for draw thereon to Seller as liquidated damages as provided in
Section 16.4 hereof for Buyer's material breach of this Agreement (the payment of such sum to Seller shall discharge any liability Buyer may have to Seller), and the interest accrued on the Escrow Deposit shall be paid to Buyer; and (b) in the event this Agreement is terminated under any circumstances other than those set forth in the immediately preceding clause (a), the Escrow Deposit and the interest accrued thereon shall be paid or returned to Buyer. The Escrow Deposit is the same cash or letter of credit deposited in escrow pursuant to the terms of the Topaz Merger Agreement and may be used to pay any liquidated damages under this Agreement or the Topaz Merger Agreement in the event of certain defaults or breaches hereunder or thereunder.

         3.3    PRORATION OF INCOME AND EXPENSES.

                  3.3.1 Except as otherwise provided herein, and except as previously prorated pursuant to the Time Brokerage Agreement (as hereinafter defined), all deposits, reserves and prepaid and deferred income and expenses relating to the Stations Assets or the Assumed Liabilities and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. Pacific time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate property taxes and other governmental charges on the Stations Assets (but excluding taxes arising by reason of the transfer of the Stations Assets as contemplated hereby which shall be paid as set forth in Section 13.2), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the sixty-day limitation set forth in Section 3.3.2), utility expenses, accrued vacation pay, amounts due or to become due under Contracts, rents and similar prepaid and deferred items.

                  3.3.2 Except as otherwise provided herein or in the Time Brokerage Agreement, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within sixty (60) calendar days after the Closing Date.

                  3.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 3.3.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer. If the aggregate amount in dispute under this Agreement and the Time Brokerage Agreement is equal to or less than Three Thousand Dollars ($3,000.00), such amount shall be divided equally between Buyer and Seller.

        3.4 ALLOCATION OF PURCHASE PRICE. The parties agree that One Hundred Thousand Dollars ($100,000.00) of the Purchase Price shall be allocated to tangible personal property included in the Stations Assets, with the balance of the Purchase Price being allocated among such assets as the Stations Licenses, goodwill and other intangible assets included hereunder. Seller and Buyer agree to use the agreed upon allocation, if any, for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended.

        3.5 ADJUSTMENT FOR BARTER. In the event the Commencement Date under the Time Brokerage Agreement has not occurred prior to the Closing Date, then the parties shall make the calculations set forth in the Time Brokerage Agreement as of the Closing Date and Buyer shall be entitled to a credit against the Purchase Price, for the amount, if any, by which the aggregate net value of the Stations' Barter Payable (as defined below) in excess of $25,000 as of the Closing Date exceeds the aggregate net value of the Stations' Barter Receivable (as defined below) as of the Closing Date.

         "Barter Payable" means the aggregate value of time owed pursuant to each of the Trade Agreements calculated in accordance with generally accepted accounting principles.. "Barter Receivable" means the aggregate value of goods and services to be received pursuant to each of the Trade Agreements.


                                    ARTICLE 4
                                     CLOSING
                                     -------

        4.1 CLOSING. Except as otherwise mutually agreed upon by Buyer and Seller, the consummation of the transactions contemplated herein (the "Closing") shall occur within ten (10) days after the later to occur of (a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date); and (b) the issuance of the Final Order (as defined below), or such other date as may be mutually agreed by the parties hereto (the "Closing Date"); provided, however, that Buyer may in its sole discretion waive the requirement that a Final Order be issued and elect (subject to clause (a) above) to close at any time (upon not less than ten (10) days notice to Seller) after the release of initial FCC approval on public notice that it has consented to the transaction contemplated hereby (the "Initial Approval"). For purposes of this Agreement, "Final Order" (and "Final") means an order or grant by the FCC which is no longer subject to reconsideration or review by the FCC or a court of competent jurisdiction and pursuant to which the FCC consents, as the case may be, to the assignments of the FCC Licenses contemplated by this Agreement or to the renewal of the FCC Licenses, each such order or grant being without the imposition of any conditions adverse to Buyer or any Affiliate (as hereinafter defined) of Buyer with respect to the assignment of the FCC Licenses to Buyer or the continued operation by Buyer of the Stations or the Stations Assets. The Closing shall be held in the offices of Strauss & Troy, 2100 PNC Center, 201 East Fifth Street, Cincinnati, Ohio, or at such place and in such manner as the parties hereto may agree.

        4.2 TIME BROKERAGE AGREEMENT. On even date herewith, Buyer and Seller shall enter into a Time Brokerage Agreement, substantially in the form of SCHEDULE B hereto (the "Time Brokerage Agreement"), pursuant to which Seller has agreed to make available to Buyer the broadcasting transmission facilities of the Stations and/or cause to be broadcast on the Stations Buyer's programming from the Commencement Date (as defined in the Time Brokerage Agreement) during the term thereof. An Event of Default by either party under the Time Brokerage Agreement shall constitute a material default under this Agreement and insofar as the cure period specified in the Time Brokerage Agreement has expired with respect to the default, no further cure period shall be afforded under the provisions of Section 16.1.2 or Section 16.1.3 hereof.


                                    ARTICLE 5
                              GOVERNMENTAL CONSENTS
                              ---------------------
        5.1 FCC CONSENT. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignment of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions adverse to Seller, Buyer or any Affiliate of Buyer (the "FCC Consent").

        5.2 FCC APPLICATION. Within five (5) business days after the execution of this Agreement, Buyer and Seller shall file an application with the FCC for the FCC Consent (the "FCC Application"). Buyer and Seller shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller or upon any of their respective Affiliates). If the FCC Consent imposes any condition on Buyer or Seller or any of their respective Affiliates, such party shall use its best efforts to comply with such condition; provided, however, that neither Buyer nor Seller shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 16

                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

        Buyer hereby makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Seller:

        6.1 ORGANIZATION AND STANDING. Buyer is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware, and by the Closing Date will be authorized, as necessary, to conduct business within the State of California.

        6.2 AUTHORIZATION AND BINDING OBLIGATIONS. Buyer has all necessary corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own or lease the Stations Assets and to carry on the business of the Stations upon the consummation of the transactions contemplated by this Agreement. Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

        6.3 QUALIFICATION AS ASSIGNEE. To the best of Buyer's knowledge, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer as an assignee of the Stations Licenses.

        6.4 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by Buyer: (a) do not conflict with the provisions of the articles of incorporation or by-laws of Buyer; (b) do not require the consent of any third party not affiliated with Buyer (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer is a party or is subject; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which Buyer is now subject.

        6.5 COMMISSIONS OR FINDER'S FEES. Buyer has agreed to pay a commission or similar payment in connection with this Agreement and the matters related hereto only to Star Media Group and to no other person or entity.

       6.6 LITIGATION. Buyer is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree that would prohibit the consummation of the transactions contemplated by this Agreement, and there are no suits, legal proceedings or investigations of any nature pending, or to the best knowledge of Buyer, threatened against or affecting Buyer that would affect Buyer's ability to carry out the transactions contemplated by this Agreement.

       6.7 BANKRUPTCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, against Buyer or any of its Affiliates are pending or threatened, and neither Buyer nor any of its Affiliates has made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.

       6.8 COMMITTED SOURCES OF FINANCING. Seller has sufficient net liquid assets on hand or available from committed sources of financing to consummate the transaction contemplated by this Agreement.

                                    ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

        Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by Buyer:

        7.1 ORGANIZATION AND STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is authorized to conduct business within the State of California, and has the requisite power and authority to own, lease and operate the Stations Assets owned or leased by it and to carry on the business of the Stations as now being conducted by it and as proposed to be conducted by it between the date hereof and the Closing Date.

        7.2 AUTHORIZATION AND BINDING OBLIGATION. Seller has the power and authority, and has taken all necessary and proper action to enter into and perform this Agreement and to consummate the actions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

        7.3 ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to governmental consents and in SCHEDULE 7.9 with respect to consents required in connection with the assignment of certain Contracts, the execution, delivery and performance of this Agreement by Seller:
(a) do not require the consent of any third party not affiliated with Seller (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of Seller's articles of incorporation (or other charter or organizational documents), or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Seller is a party or by which Seller or any of the Stations Assets are bound; (c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which Seller or any of the Stations Assets is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Stations Assets.

         7.4    GOVERNMENT AUTHORIZATIONS.
                --------------------------
                  7.4.1 SCHEDULE 7.4 hereto contains a true and complete list of the Stations Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with each Station), except for such licenses, permits and authorizations the failure of which to obtain would not have a material adverse effect on Buyer or the Stations. Seller has delivered to Buyer true and complete copies of the Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4, including any and all amendments and other modifications thereto.

                  7.4.2 Seller is the authorized legal holder of the Stations Licenses and other licenses, permits and authorizations listed in SCHEDULE 7.4. Except as set forth Schedule 7.4 or on the face of the licenses, none of the Stations Licenses and other licenses, permits and authorizations listed in
SCHEDULE 7.4 is subject to any restrictions or conditions which would materially limit the full operation of the Stations as now operated.

                  7.4.3 Except as set forth in SCHEDULE 7.4, and except for matters affecting the radio broadcast industry generally, there are no applications, complaints, petitions or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. Except as set forth in SCHEDULE 7.4, the Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4 are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its members, managers, officers, or employees. The operations of the Stations are in accordance with the Stations Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in SCHEDULE 7.4. Except as set forth in SCHEDULE 7.4, no proceedings are pending or, to the best of Seller's knowledge, threatened, and to the best of Seller's knowledge there has not been any act or omission of Seller or any of its officers, directors, or employees, which may result in the revocation, modification, non-renewal or suspension of any of the Stations Licenses or the other licenses, permits and authorizations listed in SCHEDULE 7.4, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the FCC or any other governmental or regulatory authority with respect to the Stations Licenses or the other licenses, permits and authorizations listed in SCHEDULE 7.4 or which may affect Buyer's ability to continue to operate the Stations as they are currently operated.

                  7.4.4 To the best of Seller's knowledge, each Station is operating with the maximum facilities specified in the respective Station License.

                  7.4.5 To the best of Seller's knowledge: (i) neither of the Stations is causing objectionable interference to the transmissions of any other broadcast station or communications facility nor has either of the Stations received any complaints with respect thereto; and (ii) no other broadcast station or communications facility is causing objectionable interference to respective transmissions of either Station or the public's reception of such transmissions.

                  7.4.6 Except as set forth in SCHEDULE 7.4, Seller has no reason to believe that the Stations Licenses and the other licenses, permits, or authorizations listed in SCHEDULE 7.4 will not be renewed in their ordinary course.
                  7.4.7 All material reports, forms, and statements required to be filed by Seller with the FCC with respect to the Stations since the grant of the last renewal of the Stations Licenses have been filed and are substantially complete and accurate.

                  7.4.8 To the best knowledge of Seller, and except as set forth in SCHEDULE 7.4, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Seller as assignor of the Stations Licenses or cause the Stations Licenses and the other licenses, permits and authorizations listed in SCHEDULE 7.4 not to be renewed in their ordinary course.

                  7.4.9 To the best of Seller's knowledge, the operation of the Stations and all of the Stations Assets are in compliance in all respects with ANSI Radiation Standards C95.1-1992.

       7.5 COMPLIANCE WITH FCC REGULATIONS. Except as specified in SCHEDULE 7.4, to the best of Seller's knowledge, the operation of the Stations and all of the Stations Assets are in compliance in all respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of Seller's knowledge, there are no filed claims to the contrary.

        7.6 TAXES. There are no present disputes as to taxes of any nature payable by Seller which in any event could adversely affect any of the Stations Assets or the operation of the Stations by Buyer.

        7.7 PERSONAL PROPERTY. SCHEDULE 7.7 hereto contains a list of all material items of tangible personal property owned by Seller and used in the conduct of the business and operations of the Stations. SCHEDULE 7.7 also separately lists any material tangible personal property leased by Seller pursuant to leases included within the Contracts. Except as disclosed in
SCHEDULE 7.7, Seller has, and following the Closing, Buyer will have, good and marketable title to all of the items of tangible personal property which are included in the Stations Assets (other than those subject to lease) and none of such Stations Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable, and except for the Assumed Liabilities. The personal property listed in SCHEDULE 7.7, along with the personal property subject to lease and included among the Contracts, constitute all material tangible personal property necessary to operate the Stations as the same are now being operated. Except as set forth in SCHEDULE 7.7, all items of tangible personal property included in the Stations' Assets are in good and technically sound operating condition and repair (ordinary wear and tear excepted), are free from all material defect and damage, are suitable for the purposes for which they are now being used, and have been properly maintained in a manner consistent with generally accepted standards of good engineering practice.

         7.8    REAL PROPERTY.
                -------------
                  7.8.1 SCHEDULE 7.8 hereto contains a complete and accurate list and description of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) used by Seller in connection with the operations of the Stations, identifying thereon the real property that is leased by Seller (the "Leased Real Estate").

                  7.8.2 Except as set forth in Schedule 7.8, Seller enjoys quiet possession of all Real Estate. To Seller's knowledge, there are no present disputes or claims with respect to offsets or defenses by any party against the other under any of the Contracts relating to the Leased Real Estate. Seller has delivered to Buyer true and complete copies of all Contracts relating to the Real Property. Except as set forth in SCHEDULE 7.9 hereto, the assignment of the Contracts relating to the Leased Real Property to Buyer will not permit the other party to accelerate the rent, cause the terms thereof to be renegotiated or constitute a default thereunder, and will not require the consent of any such party to the assignment thereof to Buyer.

                  7.8.3 Except as set forth in Schedule 7.8, Seller has full legal and practical access to all of the Real Estate, and, to Seller's knowledge, all easements, rights of way, and real property licenses relating to Seller's use thereof have been properly recorded in the appropriate public recording offices. The Real Estate includes all the real property, easements, rights of way, and other real property interests necessary to conduct the business and operations of the Stations as they are now conducted. Except as described in SCHEDULE 7.8, to Seller's knowledge, none of the buildings, structures, improvements or fixtures constructed on any Real Estate, in connection with the operation of the Stations, including, but not limited to, all towers, guy wires and guy anchors and ground radials, encroach upon adjoining real property, and all such buildings, structures, improvements and fixtures are constructed and are operated and used in conformance with all "set back" lines, easements, covenants, restrictions and all applicable building, fire, zoning, health and safety laws and codes. Except as set forth in Schedule 7.8, to the best of Seller's knowledge, no utility lines serving such Real Estate pass over the lands of a third party except where appropriate easements have been obtained. To the best of Seller's knowledge, except as described in
SCHEDULE 7.8, all buildings, structures, towers, antennae, improvements and fixtures situated on the Real Estate are in good and technically sound operating condition, ordinary wear and tear excepted, have no latent structural, mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used and each has adequate rights of ingress and egress, utility service for water and sewer, telephone, electric and/or gas, and sanitary service for the conduct of the business and operations of the Stations as presently conducted. There is no pending or, to the best knowledge of Seller, threatened condemnation or other legal proceeding or action of any kind relating to such real property and/or title thereto.

        7.9 CONTRACTS. SCHEDULE 7.9 lists all Contracts to which Seller is a party, or which are binding on Seller, as of the date of this Agreement other than Time Sales Agreements, Trade

Agreements and Miscellaneous Agreements. Those Contracts listed on SCHEDULE 7.9, if any, requiring the consent of a third party to assignment are identified by an asterisk in the left margin of SCHEDULE 7.9. Those Contracts, if any, that Seller and Buyer have agreed are material to the operation of the Stations Assets and the valid assignment of which and receipt by Buyer of consents thereto (along with appropriate estoppel certificates for the leases related to the Leased Real Estate) is a condition to the consummation of the transactions contemplated hereby (the "Material Contracts") are identified by an "M" in the left margin of SCHEDULE 7.9.

        7.10 STATUS OF CONTRACTS, ETC. Seller has delivered to Buyer true and complete copies of all written Contracts and true and complete memoranda of all oral Contracts, including any and all amendments and other modifications thereto. To Seller's knowledge, all of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. Seller has complied in all respects with all Contracts and is not in default beyond any applicable grace periods under any thereof and, to the best of Seller's knowledge, no other contracting party is in default under any thereof.

         7.11 ENVIRONMENTAL. To the best of Seller's knowledge, except as set forth in SCHEDULE 7.11, Seller has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to each of the Stations and its operations, including but not limited to the FCC's guidelines regarding RF radiation. To Seller's knowledge, the technical equipment included in the Stations Assets does not contain any PCBs. To the best of Seller's knowledge, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 ET SEQ., Toxic Substances Control Act. 15 U. S.
C. Sections 2601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment rule or regulation relating to the environment or the protection of human health ("Environmental Laws")), including but not limited to, any asbestos or asbestos-related products, oils, or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks (collectively Hazardous Materials"), have been released, emitted or discharged in violation of applicable laws or regulations, or are currently located in quantities in violation of applicable laws and regulations in, on, or under or about the real property on which the Stations Assets are situated, including without limitation the transmitter sites, or contained in the tangible personal property included in the Stations Assets. To the best of Seller's knowledge, the Stations Assets and Seller's use thereof are not in violation of any Environmental Laws or any occupational, safety and health or other applicable law now in effect. With respect to Buyer, Seller shall be as of the Closing Date and thereafter solely responsible for all environmental liabilities, of whatsoever kind and nature, arising out of or attributable to the operation or ownership of the Stations Assets prior to the Commencement Date of the Time Brokerage Agreement.

       7.12 INTELLECTUAL PROPERTY. SCHEDULE 7.12 hereto is a true and complete list of all material Intellectual Property applied for, registered or issued to, and owned by Seller or under which Seller is a licensee and which is used in the conduct of Seller's business and operations. Except as set forth on SCHEDULE 7.12, to the best of Seller's knowledge: (a) Seller's right, title and interest in the Intellectual Property as owner or licensee, as applicable, is free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and, to the extent any of the Intellectual Property is licensed to Seller, such interest is valid and uncontested by the licensor thereof or any third party; (b) all computer software located at the Stations' facilities or used in the Stations' business or operations is properly licensed to Seller, and all of Seller's uses of such computer software are authorized under such licenses; (c) all of Seller's right, title and interest in and to the Intellectual Property and computer software shall be assignable to Buyer at Closing, and upon such assignment, Buyer shall receive complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Intellectual Property; and (d) there are no infringements or unlawful use of such Intellectual Property by Seller in connection with Seller's business or operations.

        7.13 FINANCIAL STATEMENTS. Seller has delivered to Buyer complete copies of the financial statements of Seller relating to the Stations for the year ended 1996 together with monthly income statements for the Stations for each month ended after January 1, 1997 (collectively, the "Financial Statements"). The Financial Statements are prepared in accordance with the books and records of Seller. The Financial Statements present fairly the financial condition, results of operations and cash flow of the Stations for the periods indicated, except as set forth on SCHEDULE 7.13. None of the Financial Statements understates the true costs and expenses of conducting the business and operations of the Stations, fails to disclose any material liability, or inflates (or will inflate) the revenues of the Stations for any reason, except as set forth on SCHEDULE 7.13.

         7.14     PERSONNEL INFORMATION.

                  7.14.1 SCHEDULE 7.14 contains a true and complete list of all persons employed at the Stations, including date of hire, a description of material compensation arrangements (other than employee benefit plans set forth in SCHEDULE 7.17) and a list of other material terms of any and all agreements affecting such persons and their employment by Seller. Seller has received no notice that, and Seller is not aware of, any individual employee who shall or is likely to terminate his or her employment relationship with the Stations upon the execution of this Agreement or after the Closing.

                  7.14.2 Seller, with respect to the Stations, is not a party to any contract or agreement with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of Seller at the Stations. Seller has no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Stations.

                  7.14.3 To the best of Seller's knowledge, except as disclosed in SCHEDULE 7.14, Seller, with respect to the Stations, has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment and withholding of taxes.

         7.15 LITIGATION. Except as set forth in SCHEDULE 7.15, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Stations Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of Seller, threatened against Seller with respect to, related to or in connection with the operation of the Stations in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Stations Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing and except as set forth on SCHEDULE 7.4, to the best knowledge of Seller, there are no applications, complaints or proceedings pending or threatened before the FCC or any other governmental organization with respect to the business or operations of the Stations.

        7.16 COMPLIANCE WITH LAWS. To the best of Seller's knowledge and except as set forth in SCHEDULE 7.16 or SCHEDULE 7.4: (i) Seller is not in material violation of, nor has Seller received any notice asserting any non-compliance by it in connection with the operation of the Stations or use or ownership of any of the Stations Assets with, any applicable statute, rule or regulation, whether federal, state or local; (ii) Seller is not in default with respect to any judgment, order, injunction or decree of any court administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby; and (iii) Seller is in full compliance with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and its present use of the Stations Assets does not violate any of such laws, regulations or orders.

        7.17 EMPLOYEE BENEFIT PLANS. SCHEDULE 7.17 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of Seller employed at the Stations, and a brief description thereof. Seller does not maintain any other employee benefit plan as the term is defined in Section 3 of ERISA, applicable to the employees of Seller employed at the Stations.

        7.18 COMMISSIONS OR FINDER'S FEES. Neither Seller nor any person or entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. It is acknowledged that Buyer is paying a commission to Star Media Group.

        7.19 CONDUCT OF BUSINESS IN ORDINARY COURSE: ADVERSE CHANGES. Except as set forth in Schedule 7.19, since September 30, 1997: (a) Seller has conducted the business of the Stations only in the ordinary course consistent with Seller's past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of the Stations, or any damage, destruction, or loss affecting any of the Stations Assets; and (c) Seller has not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Stations Assets.

        7.20 INSTRUMENTS OF CONVEYANCE: GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Stations Assets to Buyer, will transfer good and marketable title to the Assets free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances, except for Permitted Encumbrances and except as set forth in SCHEDULE 7.7 and SCHEDULE 7.8 hereto and those obligations referred to in the first sentence of Section 2.1 hereof.

        7.21 UNDISCLOSED LIABILITIES. Excepting only for the Assumed Liabilities, no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, relating to Seller, the Stations or the Stations Assets exists which could, after the Closing result in any form of transferee liability against Buyer or subject the Stations Assets to any lien, encumbrance, claim, charge, security interest or imposition whatsoever or otherwise affect the full, free and unencumbered use of the Stations Assets by Buyer.

        7.22 FULL DISCLOSURE. No written representation or warranty made by Seller contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading in light of the circumstances under which such statement is made. To the best of Seller's knowledge, there is no impending or contemplated material event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date. To Seller's knowledge as of the date of this Agreement, there is no fact which materially adversely affects the business, conditions, affairs or operations of Seller or the Stations which has not been set forth in this Agreement or otherwise disclosed in writing by Seller to Buyer or its representatives.

        Whenever in this Article 7 a warranty or representation is qualified by a word or phrase referring to the best of Seller's knowledge (or similar terms), it shall mean to the actual knowledge of Thomas P. Gammon

        7.23 BANKRUPTCY. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, against Seller or any of its Affiliates are pending or threatened, and neither Seller nor any of its Affiliates has made any assignment for the benefit of creditors or taken any action in contemplation of or which would constitute the basis for the institution of such insolvency proceedings.


                                    ARTICLE 8
                               COVENANTS OF BUYER
                               ------------------

        8.1 CLOSING. Subject to Article 11 hereof, on the Closing Date, Buyer shall purchase the Stations Assets from Seller as provided in Article 1 hereof and shall assume the Assumed Liabilities of Seller as provided in Article 2 hereof.

        8.2 NOTIFICATION. Buyer will provide Seller prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6. Buyer shall also notify Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby.

        8.3 NO INCONSISTENT ACTION. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of Buyer contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE 9
                               COVENANTS OF SELLER
                               -------------------

        9.1 PRE-CLOSING COVENANTS. Seller covenants and agrees with respect to the Stations that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or with the prior written consent of Buyer, Seller shall act in accordance with the following:

                  9.1.1 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Seller shall use its reasonable best efforts to conduct the business and operations of the Stations in the ordinary and prudent course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Stations, including but not limited to maintaining the independent identity of the Stations, retaining the current format and programming (including the content thereof) of the Stations (with the exception that the format of Station KIXW (AM) may change in the event that Turquoise Broadcasting, Inc. commences a time brokerage agreement for Stations KIXW-FM and KIXF-FM), continuing at historical levels and frequencies spending for promotions, advertising, and survey testing, and using its reasonable best efforts to retain at the Stations the services of all active employees (with the exception of employees who will remain Seller's employees under the Time Brokerage Agreement), consultants and agents of the Stations.

                  9.1.2 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Seller shall use its reasonable best efforts to: (i) preserve the operation of the Stations intact; (ii) preserve relationships with the Stations' advertisers, customers, suppliers and others having business relations with the Stations; and (iii) continue to conduct financial operations of the Stations, including without limitation, their credit and collection and pricing policies and practices, all in the ordinary course of business consistent with past practices.

                  9.1.3 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Seller shall operate the Stations in all respects in accordance with FCC rules and regulations and the Stations Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Stations Licenses or other licenses, permits or authorizations listed in SCHEDULE 7.4 to expire, be surrendered, adversely modified, or otherwise terminated, or the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Stations Licenses, or fail to prosecute with due diligence any pending applications to the FCC.

                  9.1.4 Should any fact relating to Seller which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to Seller's attention, Seller will promptly notify Buyer thereof and will take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement, subject to Section 5.2 hereof.

                  9.1.5 Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement (which provisions shall control over any inconsistent provision in this Section 9.1.5) and except for changes or actions in the ordinary course of business consistent with past practices, Seller shall not: (a) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (b) except as required by the applicable law or written agreements currently in effect, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Stations (except increases not to exceed 6 % of such employee's compensation as set forth on SCHEDULE 7.14 hereto), (c) except as required by written agreements currently in effect, grant or agree to grant any specific bonus or increase in compensation to any executive management employee of the Stations (except an increase to any employee not to exceed 6 % of such employee's compensation as set forth on SCHEDULE 7.14 hereto); (d) provide for any new pension, retirement or other employment benefits for employees of the Stations or any increases in any existing benefits, (e) modify, change or terminate any material Contract; or (f) change the advertising rates in effect as of the date hereof.

                  9.1.6 Seller shall give or cause the Stations to give Buyer and Buyer's counsel, accountants, engineers and other representatives, at Buyer's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of Seller's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and tax returns relating to the Stations, and environmental audits in existence with respect to the Stations Assets), real estate, buildings and equipment relating to the Stations and to the Stations' employees, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations) that Buyer may reasonably request. The rights of Buyer under this Section 9.1.6 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                  9.1.7 Seller shall use its reasonable best efforts to obtain any third party consents necessary for the assignment of any Contract (which shall not require any payment to any such third party except for such amounts contemplated by the Contract to be assigned, and any amount then owing by Seller to such third party).

        9.2 NOTIFICATION. Seller will provide Buyer prompt written notice of any material change in any of the information contained in the representations and warranties made in Article 7 or any Schedule. Seller agrees to notify Buyer of any litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, threatened, which challenges the transactions contemplated hereby. Seller shall promptly notify Buyer if any of the normal broadcast transmissions of either Station are interrupted, interfered with or in any way impaired, and shall provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem. If such Station is not restored so that operation is resumed to full licensed power and antenna height within five (5) days of such event, or if more than five (5) such events occur within any thirty (30) day period, or if either of the Stations shall be off the air for more than one hundred twenty (120) consecutive hours, then Buyer shall have the right to terminate this Agreement, provided that notice of termination is given within thirty (30) days of the occurrence of such event.

        9.3 NO INCONSISTENT ACTION. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement nor take any action which would cause any representation or warranty of Seller contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

        9.4 CLOSING. Subject to Article 12 hereof, on the Closing Date, Seller shall transfer, convey, assign and deliver to Buyer the Stations Assets and the Assumed Liabilities as provided in Articles 1 and 2 and Section 7.20 of this Agreement.

        9.5 OTHER ITEMS. Except as otherwise specifically contemplated by this Agreement or the Time Brokerage Agreement, until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, Seller shall not: (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with its past practices; (b) transfer or grant any rights under any of the Stations Licenses; (c) enter into any commitment for capital expenditures for which Buyer would become liable after the Closing Date; (d) subject to Buyer's time brokering of the Station pursuant to the Time Brokerage Agreement, introduce any material changes in the broadcast hours or in the format of the Stations (except a change in the format of Station KIXW (AM) as set forth in Section 9.1.1 hereof) or any other material change in the Station's programming policies; (e) change the call letters of either Station except that Seller will file an application to change the call letters of Station KIXW (AM) at Buyer's request; and (f) enter into any transaction or make or enter into any contract or commitment with respect to either of the Stations or the Stations Assets which by reason of its size or otherwise is not in the ordinary course of business consistent with past practices.

        9.6 EXCLUSIVITY. Seller agrees that, commencing on the date hereof through the Closing or earlier termination of this Agreement, Buyer shall have the exclusive right to consummate the transactions contemplated herein, and during such exclusive period, Seller agrees that neither Seller, nor any director, officer, employee or other representative of Seller: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Stations Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information except such information relating to combined operations with Turquoise Broadcasting, Inc. as may be provided to the Buyer of Stations KIXW (FM) and KIXF (FM) or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition. Notwithstanding the foregoing, in the event that Buyer defaults in any material respect in the observance or in the due and timely performance of any of its covenant or agreements herein contained and such default shall not be cured within ten (10) business days of notice of default served by Seller, Seller's obligations under this Section 9.6 shall be null and void.


                                   ARTICLE 10
                                 JOINT COVENANTS
                                 ---------------

         Buyer and Seller each covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         10.1 CONFIDENTIALITY. Subject to the requirements of applicable law, Buyer and Seller shall each keep confidential all information obtained by it with respect to the other parties hereto in connection with this Agreement and the negotiations preceding this Agreement, and the fact of the existence of this Agreement and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Both parties agree that no disclosure of any aspect of this Agreement, no press release or other publicity shall be released by either party without the consent of the other. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents; (c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, either party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other.

         10.2 COOPERATION. Subject to express limitations contained elsewhere herein, Buyer and Seller agree to cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         10.3 CONTROL OF STATIONS. Subject to Buyer's time brokering of the Stations pursuant to the Time Brokerage Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.4 CONSENTS TO ASSIGNMENT. To the extent that any Contract identified in the Schedules is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, offer, delivery or sublease thereof. Subject to the provisions of Section 11.5, in those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing relating to the assignment to Buyer of the Contracts, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to the Contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such Contracts. Seller shall use its reasonable best efforts to provide Buyer with the financial and business benefits of such Contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such Contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such Contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such Contracts to the extent that Buyer was to assume those obligations pursuant to the terms hereof.

         10.5 FILINGS. In addition to the covenants of the parties set forth in
Article 5 hereto, as promptly as practicable after the execution of this Agreement, Buyer and Seller shall use their reasonable best efforts to obtain, and to cooperate with each other in obtaining, all authorizations, consents, orders and approvals of any governmental authority that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by any governmental authority prohibiting the consummation of the transactions contemplated hereby, including without limitation, any reports or notifications that may be required to be filed with the FCC, and each shall furnish to one another all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other.

         10.6 BULK SALES LAWS. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

         10.7 EMPLOYEE MATTERS. The parties agree that this Section 10.7 shall be subject to the rights and obligations of the parties set forth in, and any prior actions taken by the parties pursuant to, the Time Brokerage Agreement. Seller shall be responsible for the payment of all compensation and accrued employee benefits payable to all employees up to the Commencement Date. Seller acknowledges and agrees that it, and not Buyer, is and shall be solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Commencement Date, is a retiree, former employee, or current employee of Seller, relating to the period up to the Commencement Date. Buyer, as a purchaser of the Stations Assets, shall assume no employee benefit plans, programs or practices, whether or not set forth in writing, maintained by Seller at any time.


                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER
                         ------------------------------

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         11.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  11.1.1 All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes
(a) expressly permitted or contemplated by the terms of this Agreement; or (b) caused by the acts of Buyer during the term of the Time Brokerage Agreement; or
(c) in the ordinary course of business which are not, either in individually or in the aggregate, material and adverse.

                  11.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  11.1.3 Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by the President of Seller to the effect that: (a) except for changes occurring as a result of Buyer's actions under the Time Brokerage Agreement, the representations and warranties of Seller contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Seller has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         11.2 GOVERNMENTAL CONSENTS. The FCC Consent shall have been obtained and, subject to the provisions of Section 4. 1 hereof, shall have become a Final Order.

         11.3 GOVERNMENTAL AUTHORIZATIONS. Seller shall be the holder of the Stations Licenses and all other licenses, permits and other authorizations listed in SCHEDULE 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on any of the Stations or the operations thereof. No application shall be pending for the renewal of any of the Stations Licenses. No proceeding shall be pending which seeks, and the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Stations Licenses or any other licenses, permits or other authorizations listed in SCHEDULE 7.4.

         11.4 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against Seller, an assignment by Seller for the benefit of its creditors, or other similar proceeding.

         11.5 THIRD-PARTY CONSENTS. All Material Contracts shall be in full force and effect on the Closing Date, and Seller shall have obtained and shall have delivered to Buyer all appropriate third-party consents in form and substance acceptable to Buyer (including estoppel certificates for the leases related to the Leased Real Estate) in connection with the assignment of the Material Contracts to Buyer.

         11.6 CLOSING DOCUMENTS. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all bills of sale, general warranty deeds, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyer, including, without limitation, each of the documents required to be delivered by it pursuant to
Article 14.

         11.7 TIME BROKERAGE AGREEMENT COMPLIANCE. From the date hereof through the Closing Date, the Time Brokerage Agreement shall not have been terminated by Buyer as permitted by the Time Brokerage Agreement as a result of Seller's material noncompliance with its obligations under the Time Brokerage Agreement.

         11.8 NO ADVERSE CHANGE. No material adverse change in condition of the Stations Assets, which change is caused by or arises out of any breach by Seller of any of its representations, warranties, covenants or agreements hereunder or under the Time Brokerage Agreement, shall have occurred, or be threatened. No material adverse change shall be deemed to occur due to changes in the financial condition, ratings or operations of the Stations following the start of the Time Brokerage Agreement.


         11.9 CLOSING ON TOPAZ MERGER AGREEMENT. A Closing shall have been consummated and the merger effected between Buyer and Topaz Broadcasting, Inc. under the Topaz Merger Agreement, on or before the Closing Date.

                                   ARTICLE 12
                         CONDITIONS OF CLOSING BY SELLER
                         -------------------------------

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         12.1     REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  12.1.1 All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                  12.1.2 All the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  12.1.3 Seller shall have received a certificate, dated as of the Closing Date, executed by the President of Buyer, to the effect that: (a) the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Buyer has complied with or performed in all material respects all terms, covenants and conditions to be complied with or performed by it on or prior to the Closing Date.

         12.2 GOVERNMENTAL CONSENTS. The FCC Consent shall have been obtained and, subject to the provisions of Section 4.1 hereof, shall have become a Final Order.

         12.3 ADVERSE PROCEEDINGS. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby.

         12.4 CLOSING DOCUMENTS. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, the Purchase Price and each of the documents required to be delivered by it pursuant to Article 14.

         12.5 TIME BROKERAGE AGREEMENT COMPLIANCE. From the date hereof through the Closing Date, the Time Brokerage Agreement shall not have been terminated by Seller as permitted by the Time Brokerage Agreement as a result of Buyer's material noncompliance with its obligations under the Time Brokerage Agreement.

         12.6 CLOSING ON TOPAZ MERGER AGREEMENT. A Closing shall have been consummated and the merger effected between Buyer and Topaz Broadcasting, Inc. under the Topaz Merger Agreement, on or before the Closing Date.


                                   ARTICLE 13
                   SALES AND TRANSFER TAXES: FEES AND EXPENSES
                   -------------------------------------------

         13.1 EXPENSES. Except as set forth in Section 13.2 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article 5 hereof and the fees and disbursements of counsel and other advisors.

         13.2 SPECIFIC CHARGES. All costs of transferring the Stations Assets in accordance with this Agreement, including FCC filing fees, sales, recordation, transfer and documentary taxes and fees, (but excluding any excise, sales or use taxes which are Seller's obligation), shall be shall be paid equally by Seller and Buyer. Each party shall pay any filing or grant fees imposed upon it by any governmental authority the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby.


                                   ARTICLE 14
                      DOCUMENTS TO BE DELIVERED AT CLOSING
                      ------------------------------------

         14.1 SELLER'S DOCUMENTS. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                  14.1.1 Certified resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.1.2 A certificate of Seller, dated the Closing Date, in the form described in Section 11.1.3;

                  14.1.3 Governmental certificates showing that Seller: (a) is duly organized and in good standing in the State of Delaware; and (b) has filed all returns, paid all taxes due thereon and is currently subject to no assessment and is in good standing as a foreign corporation in the State of California, each certified as of a date not more than thirty (30) days before the Closing Date;

                  14.1.4 Such certificates, bills of sale, general warranty deeds, assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer required to be delivered hereunder), and lien releases, all in form satisfactory to Buyer and Buyer's counsel, as shall be effective to vest in Buyer good and marketable title in and to the Stations Assets, free, clear and unencumbered except for Permitted Encumbrances, if any, as set forth on SCHEDULE 7.7 and SCHEDULE 7.8 and Assumed Liabilities.

                  14.1.5 An Assignment and Assumption Agreement in the form of SCHEDULE C effectuating the assignment and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement");

                  14.1.6 The Indemnification Escrow Agreement and the Deposit Escrow Agreement (if not previously delivered);

                  14.1.7 At the time and place of Closing, originals and all copies of all program, operations, transmission or maintenance logs and all other records required to be maintained by the FCC with respect to the Stations, including the public files of the Stations, shall be left at the Stations and thereby delivered to Buyer;

                  14.1.8 A written opinion of Seller's corporate counsel in a form reasonably acceptable to Buyer, dated as of the Closing Date;

                  14.1.9 A written opinion of Seller's FCC counsel in a form reasonably acceptable to Buyer, dated as of the Closing Date; and

                  14.1.10 Such additional information, materials, agreements, documents and instruments as Buyer and its counsel may reasonably request in order to consummate the Closing.

         14.2 BUYER'S DOCUMENTS. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                  14.2.1 Certified resolutions of the Board of Directors of Buyer approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  14.2.2 A certificate of Buyer, dated the Closing Date, in the form described in Section 12.1.3;

                  14.2.3 The Assignment and Assumption Agreement;

                  14.2.4 The Indemnification Escrow Agreement and the Deposit Escrow Agreement (if not previously delivered);

                  14.2.5 A written opinion of Buyer's counsel in a form reasonably acceptable to Seller, dated as of the Closing Date;

                  14.2.6 The Purchase Price in accordance with Section 3.1 hereof; and

                  14.2.7 Such additional information, materials, agreement, documents and instruments as Seller and its counsel may reasonably request in order to consummate the Closing.


                                   ARTICLE 15
                         SURVIVAL, INDEMNIFICATION, ETC.
                         -------------------------------

         15.1 SURVIVAL OF REPRESENTATIONS, ETC. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) as follows:

                  15.1.1 The Agreements shall survive the Closing for a period from the Closing Date of one (1) year.

                  15.1.2 The Warranties in Sections 6.2, 6.5 and 7.2, shall survive the Closing without limitation.

                  15.1.3 The Warranties in Section 7.6 or otherwise relating to the federal, state, local or foreign tax obligations of Seller shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  15.1.4 All other Warranties shall survive for a period of one
(1) year from the Closing Date.

                  15.1.5 The right of any party to recover Damages (as defined in Section 15.2.1) pursuant to Section 15.2 shall not be affected by the expiration of any Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration.

                  15.1.6 Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which Buyer or Seller may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Agreement or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

         15.2     INDEMNIFICATION.

                  15.2.1 Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") in excess of $25,000 in the aggregate, incurred by Buyer arising out of or related to: (a) any breach of the Warranties given or made by Seller in this Agreement; (b) any breach of the Agreements made by Seller in the Agreement; (c) the Retained Liabilities; (d) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; and (e) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets prior to the Closing Date, except for such actions as may be taken by Buyer pursuant to the Time Brokerage Agreement.

                  15.2.2 Buyer shall in addition to any indemnification obligations it may have under the Time Brokerage Agreement defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or related to: (a) any breach of the Agreements and Warranties given or made by Buyer in this Agreement; (b) the Assumed Liabilities, and (c) the conduct of the business and operations of the Stations or any portion thereof or the use or ownership of any of the Stations Assets on or after the Closing Date.

         15.3 PROCEDURES: THIRD PARTY AND DIRECT INDEMNIFICATION CLAIMS. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties also agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 15. 1, and that the only notice required with respect thereto shall be as specified in Section 15.1.5.

        The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 15.2 resulting from any Claim shall be subject to the following additional terms and conditions:

                  15.3.1 The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                  15.3.2 In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within (10) days after notice of any such Claim from the indemnified party, the indemnifying party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  15.3.3 Anything in this Section 15.3 to the contrary notwithstanding: (a) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (b) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (c) in the event that the indemnifying party undertakes defense of or opposition to any Claim the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  15.3.4 No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.


                                   ARTICLE 16
                               TERMINATION RIGHTS
                               ------------------

         16.1 TERMINATION. This Agreement may be terminated at any time prior to Closing as follows:

                  16.1.1 Upon the mutual written consent of Buyer and Seller, this Agreement may be terminated on such terms and conditions as so agreed; or

                  16.1.2 By written notice of Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer, provided, however, that if the breach or default is due to no fault of the Seller and is incapable of cure within such thirty (30) day period, the cure period shall be extended as long as the Seller is diligently and in good faith attempting to effectuate a cure, but in no event shall the cure period be extended beyond the earlier of (i) ninety (90) days or (ii) December 1, 1998; or

                  16.1.3 By written notice of Seller to Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Seller, provided, however, that if the breach or default is due to no fault of the Buyer and is incapable of cure within such thirty (30) day period, the cure period shall be extended as long as the Buyer is diligently and in good faith attempting to effectuate a cure, but in no event shall the cure period be extended beyond ninety days and provided further that Buyer shall have no right to cure a failure to pay the Purchase Price at the Closing or to consummate the Topaz Merger Agreement; or

                  16.1.4 By written notice of Buyer to Seller or by Seller to Buyer if the FCC denies the FCC Application under circumstances in which Seller is NOT entitled to the Escrow Deposit;

                  16.1.5 By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued a final and non-appealable order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                  16.1.6 By written notice of Buyer to Seller, or by Seller to Buyer, if the Closing shall not have been consummated on or before December 1, 1998.

                  16.1.7 By written notice of Buyer to Seller, or Seller to Buyer, if it shall become apparent in both Seller's and Buyer's judgment reasonably exercised that any condition to Buyer's or Seller's obligation to close as set forth in Articles 11 and 12 hereof will not be satisfied on or before December 1, 1998.

                  16.1.8 By written notice of Buyer to Seller under the conditions set forth in Section 9.2 hereof.

         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement or the Topaz Merger Agreement.

         16.2 LIABILITY. Except as set forth in Section 16.4 below, the termination of this Agreement under Section 16.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         16.3 MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties recognize that if Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law. In the event of a default by Seller, which results in the filing of a lawsuit for damages, specific performance, or other remedy, Buyer shall be entitled to reimbursement by Seller of reasonable legal fees and expenses incurred by Buyer.

         16.4 SELLER'S LIQUIDATED DAMAGES. As more fully described in the Deposit Escrow Agreement, in the event this Agreement is terminated because of Buyer's material breach of this Agreement, and all other conditions within the Seller's control to Closing are at such time satisfied or waived (other than such conditions as can reasonably be satisfied by Closing), then the Escrow Deposit shall be delivered to Seller, and the proceeds thereof shall constitute liquidated damages. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of Seller against Buyer for failing to consummate this Agreement as a result of Buyer's material breach hereof, and shall be applicable regardless of the actual amount of damages sustained and all other remedies are deemed waived by Seller. Seller acknowledges and agrees that the Escrow Deposit may be used to pay liquidated damages under the Topaz Merger Agreement and in such an event, the amount of liquidated damages that can be paid hereunder shall be reduced by the amount so paid under the Topaz Merger Agreement. In the event of a default by Buyer, which results in the filing of a lawsuit for liquidated damages, Seller shall be entitled to reimbursement by Buyer of reasonable legal fees and expenses incurred by Seller.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         17.1 RISK OF LOSS. The risk of loss or damage to any of the Stations Assets prior to the Closing Date, which is not the responsibility of Buyer under the express terms of the Time Brokerage Agreement, shall be upon Seller. Seller shall repair, replace and restore any such damaged or lost Stations Asset to its prior condition prior to the Closing Date. In the event of substantial damage to any of the Stations Assets or in the event of the occurrence of any damage or event which prevents broadcast transmission of the Stations in the normal and usual manner and substantially in accordance with its license, Seller shall promptly notify Buyer of the same in writing, specifying with particularity the loss or damage incurred, the cause thereof if known or reasonably ascertainable, and an estimate of the extent to which restoration, replacement and repair of the property lost or destroyed will be reimbursed under the insurance coverage. In the event the damage has not been restored or repaired by the Closing Date, then Buyer shall have the option to:

                  (i) postpone the Closing Date until such time not later than December 1, 1998 as the property has been completely repaired, replaced or restored; or

                  (ii) terminate this Agreement and be refunded the Escrow Deposit if Seller has not acted diligently to repair, replace or restore such Stations Assets; or

                  (iii) elect to consummate the Closing and accept the property in its then condition in which event all proceeds of insurance received or to be received shall be the property of the Buyer.

         In the event Buyer elects to postpone the Closing Date, Seller and Buyer will cooperate to extend the time during which this Agreement must be closed as specified in the Commission's Order.

         17.2 CERTAIN INTERPRETIVE MATTERS AND DEFINITIONS. Unless the context otherwise requires:

                  (a) all references to Sections, Articles, or Schedules are to Sections, Articles, or Schedules of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof,
(d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

         17.3 FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the Stations Assets being transferred hereunder in accordance with the terms hereof, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

         17.4 PRESERVATION OF RECORDS. Subject to Section 10.1 hereof, Buyer hereby agrees that it will preserve and make available to Seller and its attorneys and accountants (including the right to inspect and copy at Seller's cost), during normal business hours and upon reasonable advance notice, for three (3) years after the Closing Date, such of the books, records, files, correspondence, memoranda and other documents referred pursuant to this Agreement as Seller may reasonably require for the preparation of tax reports and returns, the preparation of financial statements, or the preparation of a response to any claim by a third party against Seller.

         17.5 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of Buyer. Buyer shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, including without limitation, assignments as collateral, provided that no such assignment and/or delegation shall relieve Buyer of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns of the parties hereto. In the event Buyer finds it necessary or is required to provide to a third party a collateral assignment of the Buyer's interest in this Agreement and/or any related documents, Seller shall cooperate with the Buyer and any third party requesting such assignment including but not limited to signing a consent and acknowledgment of such assignment.

         17.6 AMENDMENTS. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 GOVERNING LAW AND FORUM. The construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the choice of law provisions thereof. The parties agree that any action brought to enforce any provisions of this Agreement or to seek any remedy provided for hereunder shall be brought in a California State court of competent jurisdiction located in Los Angeles County, California. Each of the parties hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating in any way to this Agreement, including any counterclaim made in such action or proceeding, and agrees that any such action or proceeding shall be decided solely by a judge in the County of Los Angeles, California. Each of the parties hereto hereby acknowledges that it has been represented by counsel in the negotiation, execution and delivery of this Agreement and that its lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver.

         17.9 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Seller, by notifying Buyer, and in the case of Buyer, by notifying Seller:

                    To Seller:     Thomas P. Gammon, President
                                   Ruby Broadcasting, Inc.
                                   1476 Waterfront Road, Suite 100
                                   Reston, VA 22094
                                   Fax: (202) 737-9001

                    Copy to:       Meredith S. Senter, Jr., Esq.
                                   Leventhal, Senter & Lerman
                                   2000 K Street, N.W., Suite 600
                                   Washington, D.C. 20006
                                   Fax: (202) 293-7783

                    To Buyer:      Terry S. Jacobs, Chairman
                                   Regent Broadcasting of
                                    Victorville, Inc.
                                   50 East RiverCenter Blvd.
                                   Suite 180
                                   Covington, KY 41011
                                   Fax: (606) 292-0352

                    Copy to:       STRAUSS & TROY
                                   2100 PNC Center
                                   201 East Fifth Street
                                   Cincinnati, OH 45202
                                   Attn:    Alan C. Rosser, Esq.
                                   Fax:  (513) 241-8289

         17.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.11 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         17.12 SEVERABILITY. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.13 ENTIRE AGREEMENT. This Agreement and the schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross-reference.

         17.14 DISCLOSURE. The parties agree that the subject matter of this Agreement is one of the utmost confidentiality and the release of information is a matter of great importance to both parties. Both parties agree that no disclosure of any aspect of this Agreement, no press release or other publicity shall be released by either party without the consent of the other; provided, however, any party may release any information that is required by state or federal law, customarily transmitted to any potential or present senior lender, or a matter of public record on file with the Commission.

              [THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                               REGENT BROADCASTING OF
                                                 VICTORVILLE, INC.



                                               By:_____________________________
                                               Name:___________________________
                                               Title:__________________________


                                               RUBY BROADCASTING, INC.


                                               By:_____________________________
                                               Name:___________________________
                                               Title:___________________________